Exhibit 1


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Prospectus Supplement dated November 20, 1996 (to the Prospectus dated October 18, 1996) of Salomon Brothers Mortgage Securities VII, Inc., relating to the Asset-Backed Floating Rate Certificates, Series 1996-LB3 of our report dated January 17, 1996, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts".


                                          /s/ Coopers & Lybrand L.L.P.
                                          COOPERS & LYBRAND L.L.P.



New York, New York
November 20, 1996